Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS IMPROVED OPERATING RESULTS AND GROWTH IN CUSTOMERS FOR THE SECOND QUARTER 2010

EDINBURG, VA, (August 4, 2010) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the three months ended June 30, 2010.

Second Quarter 2010 Highlights
Highlights for the quarter include:

Consolidated

•	Revenue of $42.3 million, an increase of 5.3% from second quarter 2009

•
Net income from continuing operations of $4.5 million, roughly equivalent to second quarter of 2009, after excluding $3.8 million ($2.3 million after-tax) in costs related to closing and curtailing certain pension plans

•	Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $20.3 million, an increase of $0.4 million from the second quarter of 2009

•	Completed the distribution of pension benefits with a final cash contribution to the defined benefit pension plan of $1.0 million

August 4, 2010
News Release

Wireless

•	2,911 net post-paid additions of PCS customers

•	227,437 , total post-paid PCS customers at quarter end, up 5.3% from June 30, 2009

•	Churn was 1.66% compared to 2.07% in second quarter 2009

•	Launched 3G/4G service

•	Acquired the right to future net revenues related to approximately 50,000 existing Virgin Mobile customers and the right to offer the Boost and Virgin Mobile services beginning July 11, 2010

Cable

•	Revenue generating units increased 1,873, compared to an increase of only 84 in the second quarter of 2009

•	Launched voice service late in the first quarter of 2010 which is now available to 49% of homes passed

Wireline

•	DSL service provided to nearly 49% of access lines at June 30, 2010

•	Recognized $1.0 million of additional revenue for adjustments to past NECA settlements; on-going impact of approximately $40 thousand per month

President and CEO, Christopher E. French commented, “We are pleased that we continued to see gains in customers and revenues in each of our segments.  We are now offering 3G/4G services and prepaid wireless services in our PCS business.  In the acquired cable systems, we have completed additional upgrades and launched voice services, and we are seeing significant growth in cable customers as a result.”

August 4, 2010
News Release

Consolidated Second Quarter Results

For the quarter ended June 30, 2010, net income from continuing operations was $4.5 million compared to $6.8 million in the second quarter of 2009.  Operating income for the second quarter of 2010 was $7.8 million, $3.9 million less than reported for the second quarter of 2009.  During the second quarter of 2010, the Company completed the settlement of its defined benefit pension plan and curtailed its supplemental executive retirement plan, recognizing non-cash operating expenses associated with these plans of $3.8 million, or $2.3 million after taxes.  Adjusting for the cost of the pension changes, the costs of non-cash share-based compensation expense and business acquisition expenses recognized in the quarter, as well as depreciation and amortization, adjusted OIBDA increased to $20.3 million in the second quarter of 2010 from $19.9 million in the second quarter of 2009.

Wireless segment operating income decreased $1.3 million in the second quarter of 2010 compared to the second quarter of 2009.  The decrease was principally due to the $1.0 million allocated share of the pension costs described above, and a reduction of service revenue of $0.3 million due to a change in the net service fee retained by Sprint Nextel, from 8.8% of net billed revenue to 12.0%, effective June 1, 2010.  In the Wireline segment, operating income declined $0.2 million in 2010 second quarter compared to 2009.  This segment was allocated $2.0 million of the pension related expenses, and recognized $1.0 million in increased revenue during the 2010 period resulting from an adjustment to our NECA settlements for the past two years.  Excluding the effects of these two transactions, Wireline segment operating income improved $0.8 million. In the Cable segment, operating income declined $2.3 million in the second quarter of 2010 from the 2009 second quarter.  This decline includes the effects of $0.6 million in allocated pension costs and $0.2 million in business acquisition costs recognized during the second quarter of 2010, as well as an incremental $0.9 million of sales, marketing and other costs associated with the increase in revenue generating units in this segment.

August 4, 2010
News Release

Wireless Segment

In July 2010 the Company executed an amendment to its Sprint Nextel affiliate agreement allowing the Company to offer prepaid wireless services under the Boost and Virgin Mobile brand names beginning July 11, 2010, and allowing the Company to purchase the right to receive a share of revenue from approximately 50,000 Virgin Mobile customers receiving prepaid services in our service area.

The Company continued to experience growth in its wireless segment, adding 2,911 net retail post-paid customers during the second quarter of 2010, compared to 3,013 added during the second quarter of 2009.  The Company’s post-paid Sprint Nextel wireless customer count at June 30, 2010 was 227,437, a 5.3% increase from June 30, 2009.  The Company’s second quarter churn was 1.66% compared to 2.07% in second quarter 2009.

Second quarter adjusted OIBDA was $16.3 million, unchanged from the second quarter of 2009.  In the second quarter of 2010, Sprint Nextel for the first time exercised their option to review the Net Service Fee percentage.  Upon review, the actual rate would have exceeded the 12% maximum Net Service Fee percentage for the past few years, therefore Sprint Nextel informed the Company, that effective June 2010, the Net Service Fee would be 12%, the maximum allowed by contract.  The Net Service Fee will remain at 12% until either party requests a review and the review determines that the underlying costs have changed, causing the Fee percentage to drop 100 basis points or more.  This increase is expected to reduce revenues by approximately $0.3 million per month, or nearly $4 million annually, at current levels of revenue.

August 4, 2010
News Release

Wireline Segment

Adjusted OIBDA for the wireline segment for second quarter 2010 was $6.5 million, an increase of $1.5 million from the comparable 2009 period.  The increase resulted primarily due to a $1.0 million positive adjustment of our NECA settlements recognized in the second quarter of 2010, $0.2 million in service revenue from a rate increase implemented in April 2010, and $0.5 million in incremental facilities lease revenue, partially offset by a $0.2 million decrease in directory advertising revenues.  Wireline segment DSL customers grew by 685 or 6.2% since the previous year end and by 1,144 or 10.9% since June 30, 2009.  Access lines at June 30, 2010, were 24,040, a decrease of 318 from the previous year-end, and an increase of 301 since June 30, 2009.

Cable TV Segment

The Company acquired cable assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008.  Through December 31, 2009, the Company had upgraded networks passing 64% of homes passed in the acquired service areas, and as of June 30, 2010, that percentage has increased to 85%.  The Company expects to have all homes passed upgraded by the end of the third quarter of 2010.  Revenue generating units (the sum of voice, data and video subscribers) increased by 1,873 in second quarter 2010, by 1,172 in first quarter 2010, and by 935 in the fourth quarter of 2009 (excluding the impact of the sale of systems with approximately 1,754 revenue generating units).  Operating revenues in the second quarter of 2010 increased by $185 thousand.  The systems sold in 2009 contributed revenue of approximately $200 thousand in the second quarter of 2009.   Adjusted OIBDA for second quarter 2010 was a loss of $1.2 million, compared to a loss of $0.5 million in the second quarter of 2009.  Costs to attract and retain customers increased $0.9 million in the second quarter of 2010 from the 2009 quarter.

August 4, 2010
News Release

Other Information

The Company’s first half 2010 capital expenditures were $19.3 million, down from $25.5 million in the first six months of 2009.  Capital expenditures related primarily to upgrading the acquired cable networks, improving and expanding fiber networks, and spending to complete the expansion of our PCS network coverage and footprint.

Cash and cash equivalents as of June 30, 2010 were $26.5 million, up from $12.1 million at December 31, 2009.  The Company made scheduled repayments against debt facilities of $2.3 million during the first six months of 2010.  At June 30, 2010, the debt/equity ratio was 0.16 and debt as a percent of total assets was 11%.  The amount available to the Company through its delayed draw term loan facility was $32.3 million as of June 30, 2010.  The Company continues to progress towards completing the sale of its Converged Services operations.

As previously announced, on July 30, 2010, the Company completed its acquisition of the cable operations of JetBroadBand Holdings, LLC (“JetBroadBand”) for $148 million in cash less working capital adjustments.  The purchase price was financed by a credit facility arranged by CoBank, ACB.  The acquired cable operations offer video, high speed Internet and voice services representing approximately 66,000 revenue generating units in southern Virginia and southern West Virginia.  The acquired networks pass approximately 115,000 homes.  The acquired cable operations’ operating results will be included in the Company’s Cable Television segment, and will significantly impact that segment’s operating revenues and expenses in periods subsequent to the acquisition.

August 4, 2010
News Release

Performance Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures with one measure, adjusted OIBDA, variations of which are used by many companies as a measure of operating performance.  Adjusted OIBDA is a non-GAAP financial measure.  A non-GAAP financial measure, within the meaning of Item 10(e) of Regulation S-K promulgated by the SEC, is a numerical measure of a company’s financial performance, financial position or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheets, consolidated statements of income or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  A reconciliation of adjusted OIBDA to the most directly comparable GAAP financial measure follows at the end of this section.

Adjusted OIBDA is a non-GAAP financial measure defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  impairment of assets; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses.  Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, nor as a measure of liquidity.

August 4, 2010
News Release

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

August 4, 2010
News Release

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

•	it does not reflect capital expenditures;

•	the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

•	it does not reflect costs associated with share-based awards exchanged for employee services;

•	it does not reflect interest expense necessary to service interest or principal payments on indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

August 4, 2010
News Release

The following table shows adjusted OIBDA for the three and six months ended June 30, 2010 and 2009:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Adjusted OIBDA	$20,319	$19,928	$40,287	$40,100

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating income	$7,768	$11,637	$19,268	$23,649
Plus depreciation and amortization	8,398	8,111	16,724	15,965
OIBDA	16,166	19,748	35,992	39,614
Plus share based compensation expense	137	180	279	296
Plus pension settlement and curtailment expense	3,781	-	3,781	-
Plus business acquisition expenses	235	-	235	100
Adjusted OIBDA	$20,319	$19,928	$40,287	$40,100

August 4, 2010
News Release

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

Teleconference Information:
Thursday, August 5, 2010, 3:00 P. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast:  www.shentel.com

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

August 4, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$26,504	$12,054
Other current assets	36,132	40,581
Investments	8,657	8,705

Property, plant and equipment	400,389	382,227
Less accumulated depreciation and amortization	195,668	179,925
Net property, plant and equipment	204,721	202,302

Other assets, net	7,916	8,083
Total assets	$283,930	$271,725

Current liabilities, exclusive of current maturities of long-term debt of $6,616 and $4,561, respectively	$19,137	$20,067
Long-term debt, including current maturities	30,701	32,960
Total other liabilities	43,742	43,026
Total shareholders' equity	190,350	175,672
Total liabilities and shareholders' equity	$283,930	$271,725

August 4, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$42,286	$40,140	$83,799	$80,241

Cost of goods and services	15,316	13,044	29,230	25,749
Selling, general and administrative	10,804	7,348	18,577	14,878
Depreciation & amortization	8,398	8,111	16,724	15,965
Operating expenses	34,518	28,503	64,531	59,592
Operating income	7,768	11,637	19,268	23,649

Interest expense	(266)	(405)	(576)	(935)
Other income (expense), net	106	411	127	(49)
Income from continuing operations before income taxes	7,608	11,643	18,819	22,665
Income tax expense	3,108	4,828	7,749	9,693
Net income from continuing operations	$4,500	$6,815	$11,070	$12,972
Earnings (loss) from discontinued operations, net of taxes	72	(75)	257	(10,445)
Net income (loss)	$4,572	$6,740	$11,327	$2,527

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.19	$0.29	$0.47	$0.55
Earnings (loss) from discontinued operations	-	-	0.01	(0.44)
Net income	$0.19	$0.29	$0.48	$0.11

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